Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 6, 2024
Registration Statement Nos. 333-260903 and 333-260903-05

**FULL PX DETAILS*** BMWLT 2024-1 (PRIME AUTO LEASE ABS)

Joint Bookrunners: Barclays (str), Citigroup Global Markets, and Mizuho

Co-Managers: BNP Paribas, Credit Agricole

-CAPITAL STRUCTURE-

CLS	TOTAL(MM)	WAL*	S/M**	PWIN	E.FINAL	L.FINAL	BENCH	SPREAD	YIELD(%)	CPN(%)	PX(%)
A-1	195.000	0.28	A-1+/P-1	1-6	08/24	02/25	I-Cur	+14	5.508%	5.508%	100.00000%
A-2A	290.000	1.12	AAA/Aaa	6-20	10/25	07/26	I-Cur	+40	5.156%	5.10%	99.99795%
A-2B	197.500	1.12	AAA/Aaa	6-20	10/25	07/26	SOFR30A	+40			100.00000%
A-3	487.500	2.11	AAA/Aaa	20-29	07/26	03/27	I-Cur	+66	5.033%	4.98%	99.99752%
A-4	130.000	2.55	AAA/Aaa	29-31	09/26	06/27	I-Cur	+78	5.056%	5.00%	99.99108%

* Pricing Speed: 100% PPC to Maturity
** Minimum expected ratings

-TRANSACTION DETAILS-
Offered Size : $1,300,000,000
Min. Denoms. : $1k x $1k
Registration : SEC Registered
ERISA Eligible : Yes
RR Compliance : US – Yes, EU - No
Expected Settlement : 2/14/2024
First Payment : 3/25/2024
Expected Ratings : S&P/Moody's
Bloomberg Ticker : BMWLT 2024-1
PRICED - TOE: 4:38 PM ET

-MARKETING MATERIALS-
Preliminary Prospectus, FWP: Attached
Intex Dealname: bcgbmwlt241_preprice_base | Password: X4K2

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.